As filed with the Securities and Exchange Commission on June 28, 2024
Registration No. 333-256270

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Apartment Income REIT Corp.
 (Exact name of registrant as specified in its charter)

Maryland (State of Other Jurisdiction of Incorporation or Organization) 4582 South Ulster Street, Suite 1700 Denver, Colorado (Address of Principal Executive Offices)	84-1299717 (I.R.S. Employer Identification No.) 80237 (Zip Code)

Lisa R. Cohn
President, General Counsel and Secretary
4582 South Ulster Street, Suite 1700
Denver Colorado 80237
(Name and address, including zip code, of agent for service)

(303) 757-8101
(Telephone number, including area code, of agent for service)

Copies to:

Brian M. Stadler
Matthew B. Rogers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Apartment Income REIT Corp., a Maryland corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-256270) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2021.

On June 28, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 7, 2024, among the Company, Apex Purchaser LLC, a Delaware limited liability company, Aries Purchaser LLC, a Delaware limited liability company, Astro Purchaser LLC, a Delaware limited liability company, and Astro Merger Sub, Inc., a Maryland corporation (the “Merger Sub”), the Merger Sub merged with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statement but unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 28, 2024. No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Apartment Income REIT Corp.

By:	/s/ Paul Beldin
Name: Paul Beldin
Title: Executive Vice President and Chief Financial Officer